EXHIBIT (a)(1)(D)
OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING SHARES OF COMMON STOCK

OF

HOME DIAGNOSTICS, INC.

AT

$11.50 NET PER SHARE

BY

NIPPON PRODUCT ACQUISITION CORPORATION
a wholly-owned subsidiary

OF

NIPRO CORPORATION

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY MARCH 11, 2010, UNLESS THE OFFER IS EXTENDED.

February 11, 2010

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

We have been appointed by Nippon Product Acquisition Corporation, a Delaware corporation (the “Purchaser”) and a wholly-owned subsidiary of Nipro Corporation, a corporation organized under the laws of Japan (the “Parent”), to act as Information Agent in connection with the Purchaser’s offer to purchase for cash all of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Home Diagnostics, Inc., a Delaware corporation (the “Company”), at a purchase price of $11.50 per Share, net to the seller in cash, without interest and subject to any required withholding taxes, upon the terms and subject to the conditions set forth in the offer to purchase dated February 11, 2010 (the “Offer to Purchase”), and in the related letter of transmittal (the “Letter of Transmittal,” which, together with the Offer to Purchase and any amendments or supplements to the Offer to Purchase and the Letter of Transmittal, collectively constitute the “Offer”) enclosed herewith. Holders of Shares whose certificates representing such Shares (the “Certificates”) are not immediately available or who cannot deliver their Certificates and all other required documents to the Depositary (as defined below) on or prior to the Expiration Time (as defined in the Offer to Purchase), or who cannot complete the procedure for book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” of the Offer to Purchase.

Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

1. The Offer to Purchase dated February 11, 2010.

2. The Letter of Transmittal to tender Shares for your use and for the information of your clients. A manually signed facsimile of the Letter of Transmittal may be used to tender Shares.

3. The Notice of Guaranteed Delivery for Shares to be used to accept the Offer if Certificates are not immediately available or if such certificates and all other required documents cannot be delivered to Wells Fargo Bank, N.A. (the “Depositary”) on or prior to the Expiration Time of the Offer or if the procedure for book-entry transfer cannot be completed by the Expiration Time.

4. The letter to stockholders of the Company from Joseph H. Capper, Chief Executive Officer of the Company, accompanied by the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 filed with the U.S. Securities and Exchange Commission.

5. A printed form letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

7. A return envelope addressed to Wells Fargo Bank, N.A., as Depositary.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, MARCH 11, 2010, UNLESS THE OFFER IS EXTENDED.

The Offer is conditioned, among other things, upon (i) a majority of the Shares having been validly tendered, and not properly withdrawn, in response to the Offer (also referred to as the “Minimum Condition,” as further described in Section 15 — “Certain Conditions of the Offer” of the Offer to Purchase) and (ii) there not having been a Company Material Adverse Effect (as defined and described in Section 15 — “Certain Conditions of the Offer” of the Offer to Purchase). The Offer is not subject to a financing condition. The Offer is also subject to other important conditions set forth in this Offer to Purchase. See Section 15 — “Certain Conditions of the Offer” of the Offer to Purchase.

The Offer is being made pursuant to an Agreement and Plan of Merger dated as of February 2, 2010, by and among the Parent, the Purchaser and the Company (the “Merger Agreement”). The Merger Agreement provides, among other things, for the making of the Offer by the Purchaser, and further provides that, following the completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), the Purchaser will be merged with and into the Company (the “Merger”). Following the effective time of the Merger, the Company will continue as the surviving corporation and become a wholly-owned subsidiary of the Parent and the separate corporate existence of the Purchaser will cease.

During a meeting held on February 2, 2010, the Board of Directors of the Company unanimously (i) determined that the Merger Agreement and the “agreement of merger” (as such term is used in the DGCL) contained in the Merger Agreement are advisable, (ii) determined that the Merger Agreement and the Transactions, including the Offer, the Top-Up Option (as defined in the Offer to Purchase) and the Merger, taken together, are fair to and in the best interests of the Company and its stockholders, (iii) approved the Merger Agreement and the “agreement of merger” contained therein in accordance with the DGCL, (iv) directed that the “agreement of merger” contained in the Merger Agreement be submitted to the stockholders of the Company for their consideration and adoption, unless the Merger contemplated thereby is consummated in accordance with Section 253 of the DGCL, (v) authorized the grant of the Top-Up Option and the issuance of the Top-Up Option Shares (as defined in the Offer to Purchase) upon the exercise thereof to the extent contemplated by the Merger Agreement, (vi) elected, to the extent permitted by applicable law, to make inapplicable to the execution, delivery, performance and consummation of the Merger Agreement and the Transactions, including the Offer, the Top-Up Option and the Merger, the provisions of Section 203 of the DGCL, and (vii) recommended that the stockholders of the Company accept the Offer and tender their Shares to the Purchaser pursuant to the Offer, and adopt and approve the Merger Agreement and the Merger if the Merger Agreement and the Merger are submitted to a vote of the stockholders.

In order to take advantage of the Offer (i) a duly executed and properly completed Letter of Transmittal (or facsimile thereof) and any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and other required documents should be sent to the Depositary and (ii) either Certificates representing the tendered Shares should be delivered to the Depositary or such Shares should be tendered by book-entry transfer and a Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares should be delivered to the Depositary, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

Holders of Shares whose Certificates are not immediately available or who cannot deliver their Certificates and all other required documents to the Depositary on or prior to the Expiration Time of the Offer, or who cannot complete the procedure for delivery by book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” of the Offer to Purchase. The Purchaser will not pay any commissions or fees to any broker, dealer or other person (other than the Depositary and the Information Agent) (as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. The Purchaser will pay or cause to be paid any stock transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

Any inquiries you may have with respect to the Offer should be addressed to the Information Agent at its address and telephone number set forth on the back cover of the Offer to Purchase. Additional copies of the enclosed materials may be obtained from the Information Agent.

Very truly yours,

Innisfree M&A Incorporated

Nothing contained herein or in the enclosed documents shall make you or any other person, the agent of the Parent, the Purchaser, the Depositary or the Information Agent, or any affiliate of any of them, or authorize you or any other person to make any statement or use any document on behalf of any of them in connection with the offer other than the enclosed documents and the statements contained therein.

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